UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 26, 2014 (February 19, 2014)

GIBRALTAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22462	16-1445150
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

3556 Lake Shore Road

P.O. Box 2028

Buffalo, New York 14219-0228

(Address of principal executive offices) (Zip Code)

(716) 826-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Resignation from the Board

On February 19, 2014, Gerald S. Lippes tendered his resignation from the Board of Directors of Gibraltar Industries, Inc. (the “Company”), to be effective December 31, 2014, which resignation was accepted by the Company’s Board of Directors. The resignation by Mr. Lippes from the Board of Directors of the Company was not the result of any disagreement with the Company.

Amendments to Committee Charters & Governance Policies

On February 19, 2014, effective immediately, the Board of Directors of the Company approved and adopted (i) an amended and restated Stock Ownership Policy of the Company and (ii) amended and restated Corporate Governance Guidelines. These amendments, each of which is briefly described below, were effected to enhance the corporate governance structure of the Company and more closely align the interest of the officers and directors with those of the stockholders of the Company.

The amended and restated Stock Ownership Policy has been revised to, among other things, (i) consolidate the stock ownership requirements for directors and officers into one policy, (ii) raise the minimum number of shares of Common Stock required to be maintained by certain officers as well as the directors of the Company, and (iii) include a hardship provision.

The amended and restated Corporate Governance Guidelines have been revised to reflect the changes set forth in the Company’s amended and restated Stock Ownership Policy.

The foregoing descriptions of the amendments are included to provide you with a summary of their respective terms. They do not purport to be complete descriptions and are qualified in their entirety by reference to the complete text of the amended and restated Stock Ownership Policy of the Company and the amended and restated Corporate Governance Guidelines, which are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1     Stock Ownership Policy, effective February 19, 2014

99.2     Corporate Governance Guidelines, effective February 19, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2014

GIBRALTAR INDUSTRIES, INC.

/s/ Timothy F. Murphy
Name:	Timothy F. Murphy
Title:	Vice President, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Stock Ownership Policy, effective February 19, 2014

99.2	Corporate Governance Guidelines, effective February 19, 2014